Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
East West Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-46718, 333-54538, 333-113478, 333-118677, and 333-128828) on Form S-3 and (No. 333-88529, 333-88527, 333-56468, 333-85330, 333-91554, 333-105292, and 333-232350) on Form S-8 of East West Bancorp, Inc. of our reports dated February 26, 2021, with respect to the consolidated balance sheet of East West Bancorp, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of East West Bancorp, Inc.

As discussed in Note 6 to the financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

/s/ KPMG LLP
Los Angeles, California
February 26, 2021